Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K/A of CapStar Financial Holdings, Inc. of our report dated March 6, 2020, with respect to the consolidated financial statements of CapStar Financial Holdings, Inc. and its subsidiary as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 appearing in the Annual Report on Form 10-K of CapStar Financial Holdings, Inc.

/s/ Elliott Davis, LLC

Franklin, Tennessee

August 21, 2020